Exhibit 10.3

August 18, 2011

David James Stevens

[address]

Dear David,

We are delighted to offer you the position of Managing Director of Investment Technology Group, Inc., as Head of the US and Latin America, (“ITG” or the “Company”), in accordance with the terms stated herein (the “Agreement”).   You will report to Robert C. Gasser in the New York office located at 380 Madison Avenue, New York, NY.  All compensation described herein is subject to applicable taxes and other withholdings.

1.               Your expected first day of employment with ITG in the US will be October 1, 2011 (the “Start Date”).  You will be eligible for compensation as follows:

a)              Your base salary will be paid to you at a semi-monthly rate of $20,833.33 (the “Base Salary”) in equal installments on approximately the 15th and the last day of each month as determined by the Company and in accordance with its payroll practices.

b)             Contingent upon the performance of the Company and your performance, you may also be eligible for  a discretionary annual bonus pursuant to the Company’s discretionary bonus program, a portion of which, at the Company’s sole discretion, may be awarded in Stock Units (“Stock Award”).  Any such Stock Award shall be subject to terms and conditions which are consistent with ITG’s 2007 Omnibus Equity Compensation Plan (“Equity Plan”), as may be amended from time to time.   Such bonuses, if paid, shall be awarded within sixty (60) days of the end of the Company’s fiscal year-end (currently, December 31).  The amount of any bonus paid by ITG shall be determined at the sole discretion of the Company, and the award of a bonus in one year does not guarantee or imply the award of a bonus in any future year. In no event will you be eligible for, and you shall not be entitled to, earn or receive, any discretionary bonus if you are not an employee of ITG in good standing on the date such bonuses are paid.

2.               Your employment with the Company is contingent upon:

a)              your acceptance of all applicable Company policies and agreements, including, but not limited to, the Employment Agreement With Respect To Non-Solicitation and Confidential and Proprietary Information and the Notice Policy; and

b)             your providing proper documentation demonstrating your eligibility to work in the United States;

3.               This Agreement (once you are employed by ITG in the U.S.) supersedes the employment agreement dated August 16, 2010 between you and ITG Securities (Asia) Limited and any other related documents.

4.               Your employment will be subject to all applicable laws, rules, regulations and ITG policies as may be in effect, including ITG’s compliance and regulatory procedures.

5.               You will be entitled to participate in the same benefit programs provided to all full-time employees of ITG in accordance with the plans’ terms, which may be terminated or amended by ITG from time to time in its sole and absolute discretion. Notwithstanding the foregoing, you will be entitled to 5 weeks of vacation each year.  You may be fingerprinted in accordance with SEC Rule 17f-2.

6.               You will be expected to devote your full working time and attention and all of your efforts, skills, and abilities to performing your duties in the sole interest of ITG.  By signing this letter you confirm that you are not subject to, and you will not be in violation or breach of, any agreement or restriction that in any way prohibits you from working with us and performing your duties.  You also agree that you will not disclose to ITG any confidential information of any third party.

7.               You are required to maintain all licenses and registrations necessary to perform your job duties during the course of your employment with ITG.

8.               If your employment contract is terminated by ITG without Cause (as defined in Appendix A), and not (i) due to your death or disability or (ii) in connection with a change in control of the Company, at any time prior to the third anniversary of your Start Date, then:

a)              ITG shall pay you, through the date of your termination of employment, your base salary at the rate then in effect in accordance with the standard payroll practices of ITG together with your housing allowance described below, and you will continue to participate in ITG’s benefit plans until the termination of your employment;

b)             ITG shall pay you an amount in cash equal to your Average Bonus (as defined below) pro rated for the number of full and partial months during the calendar year in which such termination of employment occurs, and such payment shall be made in a lump sum within 7 days after the date of such termination of employment (or, if the Average Bonus is calculated based upon the actual achievement of applicable performance objectives, then at the time provided in accordance with the applicable terms of any applicable bonus plan in effect during the year in which your termination of employment occurs); and

c)              ITG shall pay you an amount in cash equal to one (1) times the sum of (A) your annual base salary in effect immediately prior to the date of your notice of termination of employment, and (B) your Average Bonus; and such payment shall be made in a lump sum within 7 days after the date of such termination of employment (or, if the Average Bonus is calculated based upon the actual achievement of applicable performance objectives, then the payment representing your Average Bonus amount will be paid at the time provided in accordance with the applicable terms of the bonus plan in effect during the year in which your termination of employment occurs).

Average Bonus means the average of the annual bonuses paid to you by ITG or any ITG group company for the three years immediately preceding the year in which your termination of employment with ITG occurs. For the avoidance of doubt, annual bonuses shall include any bonus amounts paid in the form of Basic Units awarded under the Company’s Equity Deferral Award Program Subplan (or any successor plan thereto).

9.               In addition to the payments and benefits described above, ITG shall provide you with the following additional benefits.

A.           The Company will coordinate with its Immigration Representative to assist in obtaining the proper visas and work permits for you, and visas for your family.  To the extent that you pay any visas, passport, and/or immigration expenses personally, you will be reimbursed per the instructions provided to you.

B.             Upon receipt of this Agreement signed by you, and confirmation that your pre-transfer tax consultations were conducted, ITG will provide a lump sum payment to you in accordance with the Company’s International Transfer Policy.

C.             The Company will assist you in contracting with a relocation company to move your household belongings to your new location.  You will be entitled to (a) air ship 500 pounds plus 250 pounds per additional family member to your new location and (b) surface ship your other household goods, limited to a 40-foot container, in each case in accordance with the International Transfer Policy.

D.            During the first three years of your assignment in New York, ITG will provide you with a gross housing allowance of up to $15,000 per month to offset the cost of renting an accommodation.

E.              You will be provided with a pre-transfer tax consultation with a Company-designated tax services provider.  Tax preparation services will be provided by the designated tax services provider for your home country and your U.S. tax returns for the first year of transfer and the year after transfer.  The tax services program does not cover personal financial tax planning.

12.           This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions on you or the Company under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.

13.           Except as prescribed in this Agreement, nothing contained herein alters your status as an employee at-will.  In this regard, nothing in this letter guarantees that ITG will continue to employ you for any specific period of time. Either you or ITG may terminate your employment at any time, with or without cause, with or without notice, for any reason or for no reason.

This letter, and all policies and documents referenced herein, contain all of the terms of the proposed relationship between you and ITG, and this letter may only be subsequently modified by an instrument in writing, signed by an authorized officer of ITG.

Sincerely,

/s/ Peter A. Goldstein
Peter A. Goldstein
Head of Human Resources

Agreed to and Accepted By:

/s/ David James Stevens
David James Stevens

September 14, 2011
Date

Appendix A

“Cause” shall mean the occurrence of anyone or more of the following: (i) the executive’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the executive’s disability), after a written demand for substantial performance is delivered to the executive that specifically identifies the manner in which the Company believes that the executive has not substantially performed his duties, and the executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; (ii) gross negligence in the performance of the executive’s duties which results in material financial harm to the Company; (ii) the executive’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the executive at the expense of the Company; (iv) the executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (v) the executive’s willful material violation of any provision of the Company’s code of conduct.